Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media: David Fraser
Stamford: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) ANNOUNCES AGREEMENT TO EXTEND AND DEEPEN COLLABORATION WITH KT&G
AGREEMENT PROVIDES LONG-TERM EXCLUSIVE RIGHTS FOR PMI TO COMMERCIALIZE KT&G’S INNOVATIVE SMOKE-FREE PRODUCTS OUTSIDE SOUTH KOREA
PMI AND KT&G CALL ON REGULATORS IN KOREA AND AROUND THE WORLD TO LEVERAGE BETTER ALTERNATIVES TO CIGARETTES TO REDUCE CIGARETTE USE

LAUSANNE, January 30, 2023 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces a long-term collaboration with KT&G, South Korea’s leading tobacco and nicotine manufacturer, to continue to commercialize KT&G’s innovative smoke-free devices and consumables on an exclusive, worldwide basis (excluding South Korea). It builds on three years of successful collaboration that has seen PMI commercialize KT&G’s products in more than 30 markets.
The agreement covers fifteen years, to January 29, 2038, with performance-review cycles and associated commitments, based on volume, to be confirmed for each three-year period, to allow flexibility for evolving market conditions. PMI and KT&G expect these commitments to increase over the full duration of the agreement, starting with a total commitment for the first three-year period equivalent to 16 billion consumables.
“We have been pleased with the success of our cooperation with KT&G so far and believe a long-term collaboration will accelerate the achievement of a smoke-free future. We want everyone who does not quit smoking to switch to a better alternative, for the benefit of their own health, public health, and society at large,” said Jacek Olczak, PMI’s Chief Executive Officer.
“We will achieve a smoke-free future faster if all people who smoke have access to better alternatives and accurate information about these innovative products. Together with KT&G we are calling on regulators, scientists and health professionals everywhere, including in Korea, to embrace the potential of these technological innovations to shift smokers away from cigarettes.”
“Since we began our transformation, millions of smokers have switched to our smoke-free products and quit cigarettes entirely. KT&G’s lil products play a complementary role to IQOS, the world’s leading heat-not-burn product, and our continued collaboration will provide adult smokers around the world with more options to leave cigarettes behind. Korea is a global leader in science and innovation, and today marks an important milestone that clears the path for a better future. With KT&G’s technology and speed of innovation and PMI’s science and commercial infrastructure, we believe our partnership will accelerate our shared vision of a smoke free future.”

The agreement gives PMI continued exclusive access to KT&G’s smoke-free brands and product-innovation pipeline, including offerings for low- and middle-income markets, that will enhance PMI’s existing portfolio of smoke-free products. It gives KT&G continued access to PMI’s global commercial infrastructure and experience commercializing smoke-free products to support the further expansion of KT&G’s smoke-free business outside South Korea.
Products sold under the agreement will be subject to assessment to ensure they meet the regulatory requirements in the markets where they are launched, as well as PMI’s high standards of quality and scientific substantiation. PMI and KT&G will seek any necessary regulatory approvals that may be required on a market-by-market basis.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent, including women or diverse candidates. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
In addition, important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties related to: the agreement with Altria Group, Inc., and the benefits of the transaction; the possibility that expected benefits related to recent or pending acquisitions, including the transaction with Swedish Match, may not materialize as expected; Swedish Match’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key Swedish Match employees; the outcome of any legal proceedings related to the transaction with Swedish Match; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2021, and the Form 10-Q for the quarter ended September 30, 2022. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor and oral nicotine products, which are sold in markets outside the U.S. Since 2008, PMI has invested more than USD 9 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. The U.S. Food and Drug Administration (FDA) has authorized the marketing of versions of PMI’s IQOS Platform 1 devices and consumables as Modified Risk Tobacco Products (MRTPs), finding that exposure modification orders for these products are appropriate to promote the public health. As of September 30, 2022, excluding Russia and Ukraine, PMI's smoke-free products were available for sale in 70 markets, and PMI estimates that approximately 13.5 million adults around the world had already switched to IQOS and stopped smoking. With a strong foundation and significant expertise in life sciences, in February 2021, PMI announced its ambition to expand into wellness and healthcare areas and deliver innovative products and solutions that aim to address unmet consumer and patient needs. For more information, please visit www.pmi.com and www.pmiscience.com.
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